Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 11, 2019, relating to the balance sheet of Hennessy Capital Acquisition Corp. IV as of December 31, 2018, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 6, 2018 (inception) through December 31, 2018, appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-229608 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 28, 2019